EX 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-141864) pertaining to the AT&T of Puerto Rico, Inc. Long Term Savings Plan for Management Employees of our report dated June 20, 2008, with respect to the financial statements and supplemental schedule of the AT&T of Puerto Rico, Inc. Long Term Savings Plan for Management Employees included in this Annual Report (Form 11-K) as of and for the year ended December 31, 2007.

/s/ The Hanke Group, P.C.

San Antonio, Texas

June 24, 2008